CONFIDENTIAL

Employee Restricted Stock Unit Agreement
This Employee Restricted Stock Unit Agreement (the “Agreement”), by and between Univar Inc., a Delaware corporation (the “Company”), and the Employee whose name is set forth on Exhibit A hereto, is being entered into pursuant to the Univar Inc. 2015 Omnibus Equity Incentive Plan (the “Plan”) and is dated as of January 30, 2017. Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
Section 1.Grant of Restricted Stock Units. The Company hereby evidences and confirms its grant to the Employee, effective as of the date set forth on Exhibit A hereto (the “Grant Date”), of the number of Restricted Stock Units set forth on Exhibit A hereto. This Agreement is entered into pursuant to, and the Restricted Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern unless otherwise expressly set forth herein.
Section 2.Vesting of Restricted Stock Units.
(a)    Vesting. Except as otherwise provided in this Section 2, one-twenty-fourth (1/24) of the Restricted Stock Units shall become vested, if at all, on each of the last days of each of the twenty-four (24) months following the Grant Date (each, a “Vesting Date”), so long as the Employee is continuing to be employed by, or providing services as a Director to, the Company and its Affiliates on such Vesting Date. Vested Restricted Stock Units shall be settled as provided in Section 3 of this Agreement. For purposes of this Agreement, references in this Agreement and in the Plan to “employment” and/or “service” shall include employment as an employee of the Company and service to the Company as a Director of the Company.
(b)    Effect of Termination of Employment or Service.
(i)    Special Termination. If the Employee’s employment or service is terminated (i) by reason of the Employee’s death, (ii) by reason of the Employee’s Disability, (iii) by the Company without Cause or (iv) by the Employee for Good Reason (each of clause (i), (ii), (iii) and (iv), a “Special Termination”) before the second (2nd) anniversary of the Grant Date, any then outstanding unvested Restricted Stock Units shall vest, as of the date of such Special Termination.
(ii)    Any Other Reason. Upon termination of the Employee’s employment or service for any reason other than a Special Termination (whether initiated by the Company or by the Employee), any unvested Restricted Stock Units shall be forfeited and canceled effective as of the date of such termination.

(c)    Effect of a Change in Control. In the event of a Change in Control, the treatment of any outstanding Restricted Stock Units shall be governed by Article XIV of the Plan; provided, that, notwithstanding the terms of Section 14.1(y) of the Plan, any Alternative Award (within the meaning of the Plan) in respect of the Restricted Stock Units must provide for full vesting of the Alternative Award if following a Change in Control, the Employee’s continuous employment or service as a Director is terminated by the Company without Cause or by the Employee for Good Reason during the remaining vesting period thereof.
(d)    Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Administrator, in its sole discretion, may accelerate the vesting with respect to any Restricted Stock Units granted under this Agreement at such times and upon such terms and conditions as the Administrator shall determine.
(e)    No Other Accelerated Vesting. The vesting and settlement provisions set forth in this Section 2, or in Section 3, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to the Restricted Stock Units and shall supersede any other provisions relating to vesting and exercisability, unless such other such provision expressly refers to the Plan by name and this Agreement by name and date.
Section 3.Settlement of Restricted Stock Units.
(a)    Timing of Settlement. Subject to Section 6(a) hereof, (i) any outstanding Restricted Stock Units that became vested on a Vesting Date or upon a Special Termination shall be settled into an equal number of shares of Company Common Stock on a date selected by the Company that is within 30 days following such Vesting Date or Special Termination, and (ii) any outstanding Restricted Stock Units that became vested upon a Change in Control pursuant to Section 2(c)(ii) of this Agreement shall be settled into an equal number of shares of Company Common Stock (or, in the determination of the Administrator, in cash in lieu of shares of Company Common Stock) on the date of the Change in Control (each such date in clause (i) or (ii) hereof, a “Settlement Date”); provided that if a Vesting Date or Special Termination occurs between January 1 and March 30, the RSUs that become became vested on such Vesting Date or Special Termination shall not settle until March 31 of such calendar year or within 30 days thereafter.
(b)    Mechanics of Settlement. On each Settlement Date, the Company shall electronically issue to the Employee one whole share of Company Common Stock for each Restricted Stock Unit that then became vested (except as provided in Section 6(a)), and, upon such issuance, the Employee’s rights in respect of such Restricted Stock Unit shall be extinguished. On or before any Settlement Date, at the Company’s request, the Company and the Employee shall enter into a Subscription Agreement that establishes the rights and obligations of the Company and the Employee relating to the shares of Company Common Stock issued in respect of the Restricted Stock Units, in the form then customarily used by the Company under the Plan for such purpose. In the event that there are any fractional

Restricted Stock Units that became vested on such date, such fractional Restricted Stock Units shall be settled through a cash payment equal to the portion of Restricted Stock Unit multiplied by the Fair Market Value of the Company Common Stock on such Settlement Date. No fractional shares of Company Common Stock shall be issued.
Section 4.Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Employee may not sell the shares of Company Common Stock acquired upon settlement of the Restricted Stock Units unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares must also comply with other applicable laws and regulations governing the Company Common Stock, and the Employee may not sell the shares of Company Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.
Section 5.Restriction on Transfer; Non-Transferability of Restricted Stock Units. The Restricted Stock Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death. Any purported transfer in violation of this Section 5 shall be void ab initio.
Section 6.Miscellaneous.
(a)    Tax Withholding. The Company or one of the Subsidiaries shall require the Employee to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the vesting of the Restricted Stock Units and the related issuance of shares of Company Common Stock. Notwithstanding the preceding sentence, if the Employee elects not to remit cash in respect of such obligations, the Company shall retain a number of shares issued in respect of the Restricted Stock Units then vesting that have an aggregate Fair Market Value as of the Settlement Date equal to the amount of such taxes required to be withheld (and the Employee shall thereupon be deemed to have satisfied his or her obligations under this Section 6(a)). The number of shares of Company Common Stock to be issued in respect of Restricted Stock Units shall thereupon be reduced by the number of shares of Company Common Stock so retained. The method of withholding set forth in the immediately preceding sentence shall not be available if withholding in this manner would violate any financing instrument of the Company or any of the Subsidiaries.
(b)    Authorization to Share Personal Data. The Employee authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Employee to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.
(c)    No Rights as Stockholder; No Voting Rights. Except as provided in Section 6(b), the Employee shall have no rights as a stockholder of the Company with respect to any shares of Company Common Stock covered by the Restricted Stock Units prior to the issuance of such shares of Company Common Stock.
(d)    No Right to Awards. The Employee acknowledges and agrees that the grant of any Restricted Stock Units (i) is being made on an exceptional basis and is not intended to be renewed or repeated, (ii) is entirely voluntary on the part of the Company and the Subsidiaries and (iii) should not be construed as creating any obligation on the part of the Company or any of the Subsidiaries to offer any Restricted Stock Units or other Awards in the future.
(e)    No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.
(f)    Interpretation. The Administrator shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Administrator under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(g)    Forfeiture of Awards. The Restricted Stock Units granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Employee or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.
(h)    Lock-Up Period. If requested by the underwriters managing any public offering of Company Common Stock, the Employee agrees to execute a separate agreement to the effect that, except as otherwise approved by the Administrator, shares of Company Common Stock acquired by the Employee following the vesting and settlement of all or any portion of the Restricted Stock Units granted hereunder may not be sold, transferred, or otherwise disposed of prior to the date following such public offering as so required by such underwriters (the “Lock-Up Period”). The Company may impose stop-transfer instructions with respect to the Company Common Stock subject to the foregoing restriction until the end of such Lock-Up Period.

(i)    Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, the Employee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Employee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Stock Units via Company website or other electronic delivery.
(j)    Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(k)    Waiver; Amendment.
(i)    Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(ii)    Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.
(l)    Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other party.
(m)    Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.
(n)    Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6(n).
(o)    Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(p)    Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(q)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
(r)    Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to Section 409A of the Code and if such payment is to be paid on account of the Employee’s separation from service (within the meaning of Section 409A of the Code), if the Employee is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following the Employee’s separation from service, such payment shall be delayed until the first day of the seventh month following the Employee’s separation from service (or, if earlier, his death). To the extent that any payments or benefits under this Agreement are subject to Section 409A of the Code and are paid or provided on account of the Employee’s termination of employment, the determination as to whether the Employee has had a termination of employment (or separation from service) shall be made in accordance with Section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. It is the intention that this Agreement comply with Section 409A of the Code (or an exception thereunder) and shall be interpreted in all respects in accordance with Section 409A.
[signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the Grant Date.

UNIVAR INC.

By:	/s/ Stephen N. Landsman
Name: Stephen N. Landsman
Title: Secretary

EMPLOYEE

By:	/s/ Stephen D. Newlin
Name: Stephen D. Newlin
Title: Chairman, President and Chief Executive Officer

Exhibit A to
Employee Restricted Stock Unit Agreement

Employee:	Stephen D. Newlin

Grant Date:	January 30, 2017
Number of Restricted Stock Units Granted hereby:	300,000